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EXHIBIT 5.1

        [LETTERHEAD OF DRINKER BIDDLE & REATH LLP]

June 22, 2004

WorldGate Communications, Inc.
3190 Tremont Avenue
Trevose, PA 19053

Ladies and Gentlemen:

        We have acted as counsel to WorldGate Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the sale by the selling stockholders referred to in the Registration Statement of up to 10,343,997 shares of the Company's common stock, par value $0.01 per share (the "Shares"), (i) issuable upon conversion of, or as dividends on, the Company's Series A Convertible Preferred Stock ("Preferred Stock"), upon exercise of Series A, Series B or Series C Warrants to purchase shares of the Company's common stock ("Warrants"), or pursuant to the anti-dilution provisions of the Preferred Stock and the Warrants, issued in a private placement completed by the Company on June 24, 2004, (ii) issued in a private placement completed by the Company on June 11, 2004 (the "Sejin Shares"), or (iii) issued in a private placement completed by the Company on April 23, 2004 (the "Mototech Shares").

        In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, as amended through the date hereof, resolutions of the Company's Board of Directors, and such other documents and corporate records relating to the Company and the issuance of the Shares as we have deemed appropriate. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company. We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

        On the basis of the foregoing, we are of the opinion that (i) the Mototech Shares and the Sejin Shares have been duly and validly authorized for issuance and are validly issued, fully paid, and non-assessable by the Company under the laws of the State of Delaware, and (ii) the Shares issuable pursuant to the terms of the Preferred Stock and the Warrants, when and if issued in accordance with the terms thereof, will be duly and validly authorized for issuance and validly issued, fully paid, and non-assessable by the Company under the laws of the State of Delaware.

        We hereby consent to the reference to our firm under the caption "Legal Opinions" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, because we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/  DRINKER BIDDLE & REATH LLP

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  EXHIBIT 5.1